Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.2

Supplemental Risk Factors

Risks Related to the Business

Revenue related to our CorPath Cassettes is derived predominately from customers using our CorPath GRX System. If we do not receive repeat orders of CorPath Cassettes for use with the CorPath GRX System from our customers, our revenue may not grow as expected.

For the full year ended December 31, 2017, approximately 80% of our unit volume of revenue generated from the sale of Cassettes is from customers using our CorPath GRX system. Cassettes sold for our CorPath 200 first generation platform has declined since the launch of the CorPath GRX system as utilization for CorPath 200 has slowed down significantly and we expect this trend to continue. There are 41 CorPath GRX systems currently installed at customer sites. The CorPath Cassette is consumed and replaced during each procedure and represents an opportunity for recurring revenue for each procedure. If our customers do not purchase CorPath Cassettes for the CorPath GRX system in the future, our revenue would be adversely impacted.

Our ability to expand our technology platform for use in other segments of the vascular intervention market may be limited.

Our ability to expand our technology platform for use in other segments of the vascular intervention market, including neurointerventional and other more complex cardiac interventions may be limited by our ability to develop the necessary technology as well as obtain the necessary regulatory approvals for the use on humans and marketing of our products in the United States and in other countries.

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